Exhibit 99.B(p)(8)

CODE OF ETHICS	August 13, 2009

Miller/Howard Investments Inc., a Delaware corporation (“MHI”), hereby adopts this Code of Ethics (the “Code”), including any amendments, as of June 30, 1996, to specify and prohibit certain types of personal transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204-2 of the Investment Advisers Act of 1940.

MHI shall offer and perform services in the field of asset management in an honest and forthright manner, disclosing to the client and Investment Company all information material to the professional relationship, including, without limitation, all actual or potential conflicts of interest.

MHI shall not solicit clients through false or misleading statements or advertisements.  MHI shall conduct all activities in a lawful manner consistent with the highest standards of honesty, integrity and ethics.

I.                                         STANDARDS FOR PROFESSIONAL CONDUCT

A.            In all professional activities, MHI shall perform services in accordance with:

1. Applicable laws and the rules and regulations of governmental agencies.

2. Generally accepted standards of practice in the field of asset management.

B.  A client relationship should be established only on the basis of disclosure by both parties of material information relevant to the client’s financial affairs.

1. MHI shall take reasonable and appropriate initiatives to obtain from clients, and   disclose to clients, all material facts relating to the client relationship. In the case where a financial consultant is involved, MHI will accept new clients based on their review of our brochure.

2. Disclosures to clients by and about MHI should be governed by the nature of the relationship and the scope of the proposed engagement.

3. In promotional activities of any kind MHI should take special care to avoid deception of the public in matters relating to investment advice or the professional activities and competence of MHI. Personal opinions should be clearly identified as such. The term “promotional activities” as used herein include speeches, interviews, books and/or printed publications, seminars, radio and television

PO Box 549  /  324 Upper Byrdcliffe Rd.  /  Woodstock, NY  12498

www.mhinvest.com    fon 845.679.9166    fax 845.679.5862

shows and video cassette performances.

II.                                     DEFINITIONS

A.                                                                An “Access Person” means any director, officer or employee of MHI.

B.                                    An “Advisory Person” means any employee of MHI who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by a client or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with MHI who obtains information regarding the purchase or sale of securities.

C.                                    “Beneficial Ownership” shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934.

D.                                    “Control” shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

E.                                      The “Review Officer” is the person designated by MHI’s Board of Directors to monitor the overall compliance with this Code. In the absence of any such designation the Review Officer shall be the Treasurer or any authorized person appointed by MHI.

F.                                      The “Preclearance Officer” is the person designated by MHI’s Board of Directors to provide preclearance of any personal security transaction as required by this Code of Ethics.

G.                                    “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

H.            “Security shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include securities issued by the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by the Board of Directors of MHI, and stock index futures.

I.                                         A security is “being considered for purchase or sale” when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

J.                                      “Investment Company” (collectively, the “Investment Companies”) means a company registered as such under the 1940 Act and for which MHI is the investment sub-adviser.

III.                                 STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

Each Access Person shall adhere to the highest standards and shall:

A.                                    At all times, place the interests of the client before his personal interests;

B.                                    Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

C.                            Not take any inappropriate advantage of this position with or on behalf of the client.

IV.                                RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.                    1.All Access and Advisory persons must have pre-clearance from the Chief Investment Officer before trading individual stocks for their personal accounts. (In the absence of the CIO, and for specific situations, the order of succession for pre-clearance is outlined in MHI’s Compliance Policies and Procedures manual, Section Two.  Exceptions to pre-clearance are discussed in IV, Section E (below). Clearance will not be granted if buy or sell orders across all accounts in a strategy are about to be, or are being transacted for clients in that security. Clearance will not be withheld on days that new accounts and terminated accounts are traded, as this is a normal daily function of managing assets, provided that no personal trades are placed ahead of any client trades in the same security that is scheduled for trading when the personal order is placed.

2. Employees and related persons in MHI firm strategies: Their accounts will be traded in blocks with MHI firm clients invested in the same strategy at the same broker. They will receive the same average price as other clients of the firm traded in that block. Trading will follow and comply with the rotation policies of the firm.

B.                                    Initial Public Offerings

With regard to acquiring any security in an initial public offering for the personal account of an Advisory Person, he or she shall:

1.                                       Obtain express prior written approval from the Review Officer (who, in making such determination, shall consider, among other factors, whether the investment opportunity should be reserved for a client, and whether such opportunity is being offered to such Advisory Person by virtue of his relationship to an account or his position with an Investment Company) for any acquisition of securities on an initial public offering; and

2.                                       After authorization to acquire securities in an initial public offering has been obtained, disclose such personal investment, with respect to any subsequent consideration by a client for investment in that issuer.

C. Gifts

No Advisory Person shall give or receive any gift or other things of more than de minimis value of $100.00 from any person or entity that does business with or on behalf of a client.

D. Service as a Director

1.                                       No Advisory Person shall serve on a board of directors of a publicly traded company without prior authorization from the Board of Directors of MHI and the boards of trustees of the Investment Companies, based upon a determination that such board service would be consistent with the interests of the clients.

2.                                       If board service of an Advisory Person is authorized by the Board of Directors of MHI and the boards of trustees of the Investment Companies, such Advisory Person shall be isolated from the investment making decisions of the clients with respect to the company of which he is a director.

E. Exempted Transactions

The prohibition of Section III shall not apply to:

1.                                       Mutual funds (with the exception of any such fund for which MHI is the sub advisor), ETFs and individual accounts in an MHI strategy do not require preclearance.

2.                                       Purchases or sales effected in any account over which the Access Person has no direct influence or control;

3.                                       Purchases or sales that are non-volitional on the part of the Access Person, an account or an Investment Company, including mergers, recapitalization or similar transactions;

4.                                       Purchases which are part of an automatic dividend reinvestment plan;

5.                                       Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

5.                                       Purchases and sales that receive prior approval in writing by the Preclearance Officer as (a) only remotely potentially harmful to a client because they would be very unlikely to affect a highly institutional market, (b) clearly not economically related to the securities to be purchased or sold or held by a client or (c) not representing any danger of the abuses prescribed by Rule 17j-1 of the Act or Rule 204-2 of the Investment Adviser’s Act of 1940, but only if in each case the prospective purchaser has identified to the Review Officer all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by a client.

V.                                    COMPLIANCE PROCEDURES

A.                                    Reporting

1.                                       Coverage:  Each Advisory Person shall file with the Review Officer confidential quarterly reports containing transaction information with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that no Advisory Person shall be required to report transactions effected for any account over which such Advisory Person has no direct or indirect influence or control (except that such an Advisory Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question).

2.                                       Filings:  Every report shall be made no later than 20 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

a.                                       the date of the transaction, the title and the number of shares and the principal amount of each security involved;

b.                                      the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.                                       the price at which the transaction was effected; and

d.                                      the name of the broker, dealer or bank with or through whom the transaction was effected.

3.               Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

4.               Disclosure of Personal Holdings. All Advisory Persons shall disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis.

B.            Review

In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section IV.E.  Before making a determination that a violation has been committed by an Access Person, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

VI.                                REVIEW BY THE BOARD OF DIRECTORS

At least annually, the Review Officer shall report to the Board of Directors of MHI regarding:

A.                                   All existing procedures concerning Access Persons’ personal trading activities and any procedural changes made during the past year;

B.                                     Any recommended changes to this Code or procedures; and

C.                                     A summary of any violations which occurred during the past year with respect to which significant remedial action was taken.

VII.                            SANCTIONS

If the Review Officer determines that a violation of this Code has occurred, he or she shall so advise the Board of Directors of MHI and the Board may impose such sanctions as it deems appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator.  All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of MHI and, if applicable, the board of trustees of the Investment Company with respect to whose securities the violation occurred.

VIII.                        MISCELLANEOUS

A.                                    Access Persons

The Review Officer will identify all Access Persons who are under a duty to make reports to MHI and will inform such persons of such duty.  Any failure by the Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

B.                                    Records

MHI shall maintain records in the manner and to the extent set forth below and shall be available for examination by representatives of the Securities and Exchange Commission (“SEC”):

1.                                       a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.                                       a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.                                       a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4.                                       a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

C.                                    Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

D.                                    Interpretation of Provisions

The Board of Directors of MHI may from time to time adopt such interpretations of this Code as it deems appropriate.

IX.                                ACTIONS THAT MHI, THE INVESTMENT ADVISOR SHALL NOT ENGAGE IN INCLUDES THE FOLLOWING:

A.                                    Recommending to a client to whom investment supervisory, management or consulting services are provided the purchase, sale or exchange of a security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client’s investment objectives, financial situation and needs, and any other information known by the investment adviser.

B.                                    Exercising discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client within 10 business days after the date of the first transaction placed under oral discretionary authority, unless the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.

C.                                    Including trading in a client’s account that is excessive in size or frequency in view of the financial resources, investment objectives and character of the account.

D.                                    Placing an order to purchase or sell a security for the account of a client without authority to do so.

E.                                      Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client.

F.                                      Borrowing money or securities from a client unless the client is a broker-dealer, an affiliate of the investment adviser, or a financial institution engaged in the business of loaning funds.

G.                                    Loaning money to a client unless the investment adviser is a financial institution engaged in the business of loaning funds or the client is an affiliate of the investment adviser.

H.                                    Misrepresenting to an advisory client, or prospective advisory client, the qualifications of the investment adviser or an employee of the investment adviser or misrepresenting the nature of the advisory services being offered or fees to be charged for the service, or to omit to state a material fact necessary to make the statements made regarding qualifications, services or fees, in light of the circumstances under which they are made, not misleading.

I.                                         Providing a report of recommendation to an advisory client prepared by someone other than the adviser without disclosing that fact.  This prohibition does not apply to a situation where the adviser uses published research reports or statistical analyses to render advice or where an adviser orders such a report in the normal course of providing service.

J.                                      Charging a client an unreasonable advisory fee.

K.                                    Failing to disclose to clients in writing before advice is rendered a material conflict of interest relating to the adviser or its employees which could reasonably be expected to impair the rendering of unbiased and objective advice including:

1.                                       Compensation arrangements connected with advisory services to clients which are in addition to compensation from the clients for the services.

2.                                       Charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to the advice will be received by the adviser or its employees.

L.                                     Guaranteeing a client that a specific result will be achieved - gain or no loss - with advice that will be rendered.

M.                                  Publishing, circulating or distributing an advertisement which does not comply with Rule 206(4)-1 under the Investment Advisers Act of 1940 (15 U.S.C. sub. 80b-1 - 80b-21).

N.                                    Disclosing the identity, affairs or investments of a client unless required by law to do so, or unless consented to by the client.

O.                                   Taking an action, directly or indirectly, with respect to those securities or funds in which a client has a beneficial interest, where the investment adviser has custody or possession of the securities or funds when the adviser’s action is subject to and does not comply with the requirements of Rule 206(4)-2 under the Advisers Act of 1940.

P.                                     Entering into, extending or renewing an investment advisory contract unless the contract is in writing and discloses, in substance, the services to be provided, the term of the contract, the advisory fee, the formula for computing the fee, the amount of a prepaid fee to be returned in the event of contract termination or nonperformance, whether the contract grants discretionary power to the adviser and that no assignment of the contract shall be made by the investment adviser without the consent of the other party to the contract.